Exhibit 99.1

FOR RELEASE: Thursday, October 31, 2024 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended September 30, 2024 of $243,000, or $0.09 per basic and diluted share, compared to net loss of $255,000, or $(0.11) per basic and diluted share, net, for the same period in 2023. Net income for the nine months ended September 30, 2024 of $1.2 million, or $0.47 per basic and diluted share, net, compared to net income of $878,000, or $0.40 per basic and $0.39 per diluted share, for the same period in 2023.

Robert T. Strong, President and Chief Executive Officer stated, “Our earnings for the quarter ended September 30, 2024, have improved over the same period of one year ago. Although we have not yet achieved our historic levels, this report signals a significant improvement. Similarly, our net income for the nine months ended September 30, 2024, registers a 38.5% improvement over the same period of one year ago.”

Mr. Strong added, “We are pleased to have experienced significant improvement in non-interest income during the quarter ended September 30, 2024, and the nine-month period ended September 30, 2024, when compared to the same periods of one year ago, excluding discontinued operations.”

Mr. Strong continued, “Although, there appears to be some market weakness in the small business lending category and although we have increased our allowance for credit losses as a percent of total loans receivable to 1.24% at September 30, 2024; our non-performing loans as a percent of total loans receivable, net along with our non-performing assets as a percent of total assets both remain below 1.00%.”

Mr. Strong commented, “We are pleased to report that our total risk-based capital ratio at this quarter end is 13.86%. Additionally, total stockholder equity increased $2.9 million at September 30, 2024, when compared to that of year end December 31, 2023. As previously reported, our Board of Directors approved the payment of a dividend, in the amount of $0.13 per share to shareholders of record on October 28, 2024, payable on November 12, 2024.”

Mr. Strong concluded, “As always, our current and continued business strategy focuses on maintaining healthy capital ratios coupled with long-term profitability and payment of dividends, each of which reflect our strong commitment to shareholder value.”

On March 29, 2024, Quaint Oak Bank sold its 51% interest in Oakmont Capital Holdings, LLC (“OCH”). The decision was based on a number of strategic priorities and other factors. As a result of this action, the Company classified the operations of OCH as discontinued operations under ASC 205-20. The Consolidated Balance Sheets and Consolidated Statements of Income present discontinued operations for the current period and retrospectively for prior periods.

Also on March 29, 2024, the Company discontinued the operations of Quaint Oak Real Estate, LLC (“Quaint Oak Real Estate”), a 100% wholly owned subsidiary of the Bank. Quaint Oak Real Estate was engaged in the real estate brokerage business. The Bank agreed to cease operations of Quaint Oak Real Estate and discontinue utilizing the services of the real estate agents it had been doing business with and had developed relationships with.

Comparison of Quarter-over-Quarter Operating Results

Net income amounted to $243,000 for the three months ended September 30, 2024, an increase of $498,000, or 195.3%, compared to net loss of $255,000 for the three months ended September 30, 2023. The increase in net income on a comparative quarterly basis was primarily the result of a decrease in interest expense of $427,000, a decrease in net loss from discontinued operations of $300,000, a decrease in non-interest expense of $221,000, an increase in non-interest income of $188,000, and a decrease in the provision for credit losses of $134,000, partially offset by a decrease in interest income of $639,000, and an increase in the net provision for income taxes of $133,000.

The $639,000, or 5.8%, decrease in interest income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $114.7 million from $722.4 million for the three months ended September 30, 2023 to $607.6 million for the three months ended September 30, 2024 and had the effect of decreasing interest income $1.7 million. This decrease was partially offset by a 50 basis point increase in the average yield on loans receivable, net from 6.01% for the three months ended September 30, 2023 to 6.51% for the three months ended September 30, 2024, and had the effect of increasing interest income $767,000, and a $39.3 million increase in the average balance of due from banks – interest earning, which increased from $6.6 million for the three months ended September 30, 2023 to $45.9 million for the three months ended September 30, 2024, and had the effect of increasing interest income $413,000.

The $427,000, or 6.4%, decrease in interest expense for the three months ended September 30, 2024 over the comparable period in 2023 was driven by a $751,000, or 95.9%, decrease in the interest on Federal Home Loan Bank short-term borrowings due to a $52.4 million, or 97.1%, decrease in the average balance of Federal Home Loan Bank short-term borrowings which decreased from $54.0 million for the three months ended September 30, 2023 to $1.6 million for the three months ended September 30, 2024. Also contributing to the decreases in interest expense for the three months ended September 30, 2024 was $310,000, or 83.3%, decrease in the interest on Federal Home Loan Bank long-term borrowings due to a $33.7 million, or 81.0%, decrease in the average balance of Federal Home Loan Bank long-term borrowings which decreased from $41.7 million for the three months ended September 30, 2023 to $8.0 million for the three months ended September 30, 2024. Partially offsetting these decreases in interest expense for the three months ended September 30, 2024 was a $573,000, or 11.3%, increase in interest expense on deposits, primarily attributable to a 92 basis point increase in average rate of certificates of deposit, which increased from 3.35% for the three months ended September 30, 2023 to 4.27% for the three months ended September 30, 2024, and had the effect of increasing interest expense by $513,000. The average interest rate spread increased from 1.73% for the three months ended September 30, 2023 to 1.87% for the three months ended September 30, 2024 while the net interest margin increased from 2.42% for the three months ended September 30, 2023 to 2.58% for the three months ended September 30, 2024.

The $134,000, or 52.1%, decrease in the provision for credit losses for the three months ended September 30, 2024 over the three months ended September 30, 2023 was due to a decrease in loans receivable, net, partially offset by an increase in individually evaluated loans which increased the provision for credit losses by $259,000.

The $188,000, or 18.4%, increase in non-interest income for the three months ended September 30, 2024 over the comparable period in 2023 was primarily attributable to a $122,000, or 32.0%, increase in net gain on sale of loans, a $79,000, or 50.0%, increase in mortgage banking, equipment lending, and title abstract fees, a $29,000, or 30.5%, increase in gain on sale of SBA loans, and an $8,000, or 4.2%, increase in insurance commissions. These increases were partially offset by a $38,000, or 24.7%, decrease in other fees and service charges, and a $16,000, or 100.0%, decrease in real estate sales commissions, net.

The $221,000, or 4.3%, decrease in non-interest expense for the three months ended September 30, 2024 over the comparable period in 2023 was primarily due to a $229,000, or 89.8%, decrease in professional fees, a $116,000, or 26.0%, decrease in occupancy and equipment expense, a $56,000, or 51.9%, decrease in directors’ fees and expenses, and a $39,000, or 19.8%, decrease in FDIC deposit insurance assessment. These decreases were partially offset by a $182,000, or 5.5%, increase in salaries and employee benefits expense, a $27,000, or 5.7%, increase in other expense, and a $10,000, or 3.2%, increase in data processing expense. The decrease in professional fees was due to a $98,000 recovery of legal fees due to a loan payoff.

The provision for income tax from continuing operations increased $133,000, or 380.0%, from $35,000 for the three months ended September 30, 2023 to $168,000 for the three months ended September 30, 2024 due primarily to an increase in taxable income from continuing operations.

Comparison of Nine-Month Operating Results

Net income amounted to $1.2 million for the nine months ended September 30, 2024, an increase of $338,000, or 38.5%, compared to net income of $878,000 for the nine months ended September 30, 2023. The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $2.4 million, a decrease in non-interest expense of $207,000, and a decrease in net loss from discontinued operations of $28,000, partially offset by an increase in interest expense of $849,000, an increase in the provision for credit losses of $758,000, a decrease in interest income of $442,000, and an increase in the net provision for income taxes from continuing operations of $254,000.

The $442,000, or 1.3%, decrease in interest income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $123.7 million from $748.6 million for the nine months ended September 30, 2023 to $624.9 million for the nine months ended September 30, 2024 and had the effect of decreasing interest income $5.5 million. These decreases were partially offset by a 59 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.91% for the nine months ended September 30, 2023 to 6.50% for the nine months ended September 30, 2024, and had the effect of increasing interest income $2.7 million, and a $66.7 million increase in the average balance of due from banks – interest earning, which increased from $6.1 million for the nine months ended September 30, 2023 to $72.7 million for the nine months ended September 30, 2024, and had the effect of increasing interest income $2.1 million, and a 93 basis point increase in the average yield on due from banks – interest earning which increased from 4.20% for the nine months ended September 30, 2023 to 5.13% for the nine months ended September 30, 2024, and had the effect of increasing interest income $504,000.

The $849,000, or 4.5%, increase in interest expense for the nine months ended September 30, 2024 over the comparable period in 2023 was driven by a $4.5 million, or 34.1%, increase in interest on average deposits. Also contributing to the increase in interest expense was a 51 basis point increase in the rate on average money market accounts which increased from 4.04% for the nine months ended September 30, 2023 to 4.55% for the nine months ended September 30, 2024 and had the effect of increasing interest expense by $828,000. Partially offsetting the increase in interest expense for the nine months ended September 30, 2024 was a $3.6 million, or 99.1%, decrease in the interest on Federal Home Loan Bank short-term borrowings due to an $89.3 million, or 99.0%, decrease in the average balance of Federal Home Loan Bank short-term borrowings which decreased from $90.1 million for the nine months ended September 30, 2023 to $861,000 for the nine months ended September 30, 2024. The average interest rate spread decreased from 2.03% for the nine months ended September 30, 2023 to 1.83% for the nine months ended September 30, 2024 while the net interest margin decreased from 2.62% for the nine months ended September 30, 2023 to 2.61% for the nine months ended September 30, 2024.

The $758,000, or 164.8%, increase in the provision for credit losses for the nine months ended September 30, 2024 over the nine months ended September 30, 2023 was due to an increase in the amount of non-performing loans. There were nineteen individually evaluated loans which increased the provision for credit losses by $913,000. This increase was partially offset by a decrease in the average balance of loans receivable, net.

The $2.4 million, or 78.4%, increase in non-interest income for the nine months ended September 30, 2024 over the comparable period in 2023 was primarily attributable to a $1.4 million gain on sale of Oakmont Capital Holdings, LLC, a $789,000, or 65.3%, increase in net gain on sale of loans, a $286,000, or 96.6%, increase in other fees and services charges, a $206,000, or 48.9%, increase in mortgage banking, equipment lending, and title abstract fees, and a $40,000, or 8.2%, increase in insurance commissions. These increases were partially offset by a $142,000 or 96.6%, decrease in net loan servicing income, a $95,000, or 27.5%, decrease in gain on sale of SBA loans, and a $68,000, or 77.3%, decrease in real estate sales commissions, net.

The $207,000, or 1.3%, decrease in non-interest expense for the nine months ended September 30, 2024 over the comparable period in 2023 was primarily due to a $274,000, or 45.9%, decrease in professional fees, a $175,000, or 26.2%, decrease in FDIC deposit insurance assessment, a $162,000, or 51.4%, decrease in directors’ fees and expenses, and a $142,000, or 12.5%, decrease in occupancy and equipment expense. The decrease in directors’ fees and expenses was primarily due to a reduction in director rates for the nine months ended September 30, 2024. The decrease in non-interest expense was partially offset by a $394,000, or 3.8%, increase in salaries and employee benefits expense, and a $157,000, or 21.3%, increase in data processing expense.

The provision for income tax on continuing operations increased $254,000, or 39.2%, from $648,000 for the nine months ended September 30, 2023 to $902,000 for the nine months ended September 30, 2024 due primarily to an increase in taxable income from continuing operations.

Comparison of Financial Condition

The Company’s total assets at September 30, 2024 were $701.6 million, a decrease of $52.5 million, or 7.0%, from $754.1 million at December 31, 2023. This decrease in total assets was primarily due to a $70.4 million, or 11.4%, decrease in loans receivable, net of allowance for credit losses. The largest decreases within the loan portfolio occurred in commercial real estate loans which decreased $31.0 million, or 9.4%, commercial business loans which decreased $23.4 million, or 16.5%, construction loans which decreased $11.7 million, or 32.9%, and one-to-four family non-owner occupied loans which decreased $6.2 million, or 15.3%. Partially offsetting these decreases were one-to-four family owner occupied loans which increased $1.5 million, or 6.4%, and multi-family residential which increased $783,000, or 1.7%. Partially offsetting the decrease in total assets was a $34.4 million, or 94.4%, increase in loans held for sale, a $3.3 million, or 5.8%, increase in cash and cash equivalents, an $899,000, or 25.7%, increase in accrued interest receivable, a $380,000, or 25.8%, increase in investment in Federal Home Loan Bank stock, at cost, and a $275,000, or 10.4%, increase in premises and equipment, net.

Loans held for sale increased $34.4 million, or 94.4%, from $36.4 million at December 31, 2023 to $70.9 million at September 30, 2024 as the Bank originated $51.6 million in equipment loans held for sale and sold $71.6 million of equipment loans during the nine months ended September 30, 2024. Partially offsetting this increase was $8.5 million of loan amortization and prepayments. On March 29, 2024, the Bank transferred $4.4 million of equipment loans held for sale into loans receivable as part of the discontinued operations of OCH. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $99.6 million of one-to-four family residential loans during the nine months ended September 30, 2024 and sold $93.1 million of loans in the secondary market during this same period. In the third quarter of 2024, management identified $51.0 million of commercial real estate loans and $9.9 million of SBA loans within the loan portfolio and transferred to loans held for sale at amortized cost.

Total deposits decreased $48.3 million, or 7.6%, to $583.4 million at September 30, 2024 from $631.7 million at December 31, 2023. This decrease in deposits was primarily attributable to a decrease of $36.5 million, or 35.0%, in interest bearing checking accounts, a decrease of $23.8 million, or 25.8%, in non-interest bearing checking accounts, a decrease of $5.5 million, or 2.5%, in money market accounts, and a $236,000, or 28.1%, decrease in savings accounts. These decreases in deposits were partially offset by an increase of $17.6 million, or 8.2%, in certificates of deposit. The total decrease in interest bearing checking accounts was due to reduced correspondent banking activity.

Total Federal Home Loan Bank (FHLB) borrowings increased $9.8 million, or 33.9%, to $38.9 million at September 30, 2024 from $29.0 million at December 31, 2023. During the nine months ended September 30, 2024, the Company borrowed $65.0 million of FHLB short-term borrowings, paid down $25.2 million of FHLB long-term borrowings, and paid down $30.0 million of FHLB short-term borrowings.

Total stockholders’ equity from continuing operations increased $2.9 million, or 6.0%, to $51.4 million at September 30, 2024 from $48.5 million at December 31, 2023. Contributing to the increase was net income for the nine months ended September 30, 2024 of $1.2 million, shares issued of $2.4 million, amortization of stock awards and options under our stock compensation plans of $182,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $91,000, and other comprehensive income, net of $10,000. The increase in stockholders’ equity was partially offset by dividends paid of $996,000, and $48,000 purchase of treasury stock. In addition, there was a $3.1 million, or 100.0%, decrease in noncontrolling interest from discontinued operations. The $2.5 million of shares issued were due to two private placement offerings to two investors.

Non-performing loans at September 30, 2024 totaled $5.4 million, or 0.99%, of total loans receivable, net of allowance for credit losses, consisting of $5.0 million of loans on non-accrual status and $400,000 of loans 90-days or more delinquent. Non-accrual loans consist of one commercial real estate loan, one pool of equipment loans, and nine commercial business loans. Loans 90-days or more past due include one commercial real estate loan, which is still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the nine months ended September 30, 2024, 13 commercial business loans totaling $907,000, and one construction loan of $187,000, that were previously on non-accrual were charged-off through the allowance for credit losses. The allowance for credit losses as a percent of total loans receivable was 1.24% at September 30, 2024 and 1.11% at December 31, 2023. Non-performing loans at December 31, 2023 consisted of one SBA loan on non-accrual status in the amount of $51,000 and one one-to-four family owner occupied loan that was 90 days or more past due but still accruing in the amount of $401,000. During the year ended December 31, 2023, two commercial business loans, one SBA loan, one multi-family residential loan, and two equipment loans totaling $272,000 that were previously on non-accrual were charged-off through the allowance for credit losses. In addition, there was one commercial business loan in the amount of $652,000 that was partially charged off by $603,000.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At September 30,	At December 31,
	2024	2023
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$61,342	$58,006
Investment in interest-earning time deposits	912	1,912
Investment securities available for sale at fair value	1,841	2,341
Loans held for sale	70,855	36,448
Loans receivable, net of allowance for credit losses (2024: $6,897; 2023: $6,758)	547,303	617,701
Accrued interest receivable	4,401	3,502
Investment in Federal Home Loan Bank stock, at cost	1,854	1,474
Bank-owned life insurance	4,416	4,329
Premises and equipment, net	2,931	2,656
Goodwill	515	515
Other intangible, net of accumulated amortization	89	125
Prepaid expenses and other assets	5,146	5,134
Assets from discontinued operations	-	19,975
Total Assets	$701,605	$754,118

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$68,459	$92,215
Interest-bearing	514,960	539,484
Total deposits	583,419	631,699
Federal Home Loan Bank short-term borrowings	35,000	-
Federal Home Loan Bank long-term borrowings	3,855	29,022
Subordinated debt	22,000	21,957
Accrued interest payable	508	541
Advances from borrowers for taxes and insurance	2,874	3,730
Accrued expenses and other liabilities	2,554	2,438
Liabilities from discontinued operations	-	13,166
Total Liabilities	650,210	702,553
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	51,395	48,491
Noncontrolling Interest from Discontinued Operations	-	3,074
Total Stockholders’ Equity	51,395	51,565
Total Liabilities and Stockholders’ Equity	$701,605	$754,118

At December 31,
2023
(Unaudited)
Assets from Discontinued Operations
Cash and cash equivalents	$4,121
Loans held for sale	9,580
Premises and equipment, net	277
Goodwill	2,058
Prepaid expenses and other assets	3,939
Total Assets from Discontinued Operations	$19,975

Liabilities and Stockholders’ Equity from Discontinued Operations
Liabilities from Discontinued Operations
Other short-term borrowings	$5,549
Accrued interest payable	565
Accrued expenses and other liabilities	7,052
Total Liabilities from Discontinued Operations	13,166
Total Stockholders’ Equity from Discontinued Operations	6,809
Total Liabilities and Stockholders’ Equity from Discontinued Operations	$19,975

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,895	$10,851	$30,445	$33,183
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	577	260	3,046	750
Total Interest and Dividend Income	10,472	11,111	33,491	33,933
Interest Expense
Interest on deposits	5,641	5,068	17,795	13,273
Interest on Federal Home Loan Bank short-term borrowings	32	783	32	3,583
Interest on Federal Home Loan Bank long-term borrowings	62	372	471	1,003
Interest on Federal Reserve Bank long-term borrowings	-	11	-	30
Interest on subordinated debt	489	417	1,461	1,021
Total Interest Expense	6,224	6,651	19,759	18,910
Net Interest Income	4,248	4,460	13,732	15,023
Provision for Credit Losses – Loans	143	270	1,227	279
(Recovery of) Provision for Credit Losses – Unfunded Commitments	(20)	(13)	(9)	181
Total Provision for Credit Losses	123	257	1,218	460
Net Interest Income after Provision for Credit Losses	4,125	4,203	12,514	14,563
Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	237	158	627	421
Real estate sales commissions, net	-	16	20	88
Insurance commissions	198	190	526	486
Other fees and services charges	116	154	582	296
Net loan servicing income	2	2	5	147
Income from bank-owned life insurance	30	26	87	75
Net gain on sale of loans	503	381	1,998	1,209
Gain on sale of Oakmont Capital, LLC	-	-	1,378	-
Gain on the sale of SBA loans	124	95	251	346
Total Non-Interest Income	1,210	1,022	5,474	3,068

Non-Interest Expense
Salaries and employee benefits	3,483	3,301	10,818	10,424
Directors' fees and expenses	52	108	153	315
Occupancy and equipment	330	446	996	1,138
Data processing	321	311	894	737
Professional fees	26	255	323	597
FDIC deposit insurance assessment	158	197	494	669
Advertising	42	42	202	208
Amortization of other intangible	12	12	36	36
Other	500	473	1,368	1,367
Total Non-Interest Expense	4,924	5,145	15,284	15,491
Income from Continuing Operations Before Income Taxes	$411	$80	$2,704	$2,140
Income Taxes	168	35	902	648
Net Income from Continuing Operations	$243	$45	$1,802	$1,492
Loss from Discontinued Operations	-	(417)	(814)	(852)
Income Tax Benefit	-	(117)	(228)	(238)
Net Loss from Discontinued Operations	$-	$(300)	$(586)	$(614)
Net Income (Loss)	$243	$(255)	$1,216	$878

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share from continuing operations – basic	$0.09	$0.02	$0.70	$0.68
Earnings per share from discontinued operations – basic	$-	$(0.13)	$(0.23)	$(0.28)
Earnings per share, net – basic	$0.09	$(0.11)	$0.47	$0.40
Average shares outstanding – basic	2,631,048	2,244,163	2,560,993	2,221,441
Earnings per share from continuing operations – diluted	$0.09	$0.02	$0.70	$0.66
Earnings per share from discontinued operations – diluted	$-	$(0.13)	$(0.23)	$(0.27)
Earnings per share, net – diluted	$0.09	$(0.11)	$0.47	$0.39
Average shares outstanding - diluted	2,631,048	2,244,163	2,560,993	2,255,315
Book value per share, end of period	$19.52	$20.12	$19.52	$20.12
Shares outstanding, end of period	2,633,374	2,273,051	2,633,374	2,273,051

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	6.37%	6.02%	6.36%	5.91%
Average rate on interest-bearing liabilities	4.50%	4.29%	4.53%	3.88%
Average interest rate spread	1.87%	1.73%	1.83%	2.03%
Net interest margin	2.58%	2.42%	2.61%	2.62%
Average interest-earning assets to average interest-bearing liabilities	118.69%	118.94%	120.80%	118.01%
Efficiency ratio	90.22%	101.55%	79.59%	85.63%

Asset Quality Ratios (1)
Non-performing loans as a percent of total loans receivable, net	0.99%	0.02%	0.99%	0.02%
Non-performing assets as a percent of total assets	0.77%	0.02%	0.77%	0.02%
Allowance for credit losses as a percent of non-performing loans	126.88%	n/m	126.88%	n/m
Allowance for credit losses as a percent of total loans receivable	1.24%	1.11%	1.24%	1.11%
Texas Ratio (2)	8.42%	0.22%	8.42%	0.22%

(1)   Asset quality ratios are end of period ratios.

(2)   Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

n/m – not meaningful

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059